                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------

                        DATAMARINE INTERNATIONAL, INC
                     ----------------------------------
                              (Name of Issuer)

                                    COMMON
                     ----------------------------------
                       (Title of Class of Securities)

                               238045108
                     ----------------------------------
                              (CUSIP Number)

   Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                      Y-1

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REGULATION OF INVESTMENT ADVISERS



CUSIP No.                             13G                 Page     of     Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

      JOHN GOVETT & CO. LIMITED
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
      UNITED KINGDOM
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power             52,000 SHARES (4.1%)
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power             52,000 SHARES  (4.1%)
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
      NIL
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

-------------------------------------------------------------------------------
(12) Type of Reporting Person*
      IA
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!


                                      Y-2


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                                      SCHEDULE 13G

ITEM 1.

(a)  NAME OF ISSUER
     --------------

     Datamarine International, Inc.

(b)  ADDRESS OF ISSUER
     -----------------

     53 Portside Drive
     Pocasset, MA 02559

-------------------------------------------------------------------------------


ITEM 2.

(a)  NAME OF PERSON FILING
     ---------------------

     John Govett & Co. Limited


(b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE
     -------------------------------------

     Shackleton House
     4 Battle Bridge Lane
     London SE1 2HR
     England


(c)  CITIZENSHIP
     -----------

     United Kingdom


(d)  TITLE OF CLASS OF SECURITIES
     ----------------------------

     The person filing is a private limited company


(e).  CUSIP NUMBER
      ------------

       N/A


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON IS A:

     /X/ Investment Adviser registered under section 203 of the Investment
         Advisers Act of 1940

ITEM 4.  OWNERSHIP

(a)      AMOUNT BENEFICIALLY OWNED:
         ---------------------------

          N/A

(b)      PERCENT OF CLASS:
         -----------------

          N/A

(c)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (i) sole power to vote or to direct the vote.

              N/A

         (ii) shared power to vote or to direct the vote.
              N/A

        (iii) sole power to dispose or to direct the disposition of.
              N/A

         (iv) shared power to dispose or to direct the disposition of.
              N/A


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

 X       As of December 31, 1995, John Govett & Co. Limited has ceased to be the
--- indirect or direct beneficial owner of more than 5% of the class of securities.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         N/A

ITEM 10. CERTIFICATION

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 14, 1996


                                       By:   /s/ Brian Lee
                                            ---------------------------------
                                            Brian Lee
                                            Director
                                            John Govett & Co. Limited